News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
First Quarter 2017 Results

McKinney, TX, April 19, 2017—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2017, net income was $1.11 per diluted common share, compared with $1.01 per diluted common share for the year-ago quarter. Net operating income from continuing operations for the quarter was $1.15 per diluted common share, compared with $1.08 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

•	Net income as a ROE was 11.5%. Net operating income as a ROE excluding net unrealized gains on fixed maturities was 14.2%.

•	American Income life premiums increased 9% over the year-ago quarter.

•	Net life sales increased over the year-ago quarter by 16% at Liberty National and 6% at American Income.

•	Net health sales increased 26% at Family Heritage over the year-ago quarter.

•	Average agent counts increased over the year-ago quarter by 18% at Liberty National, 8% at American Income and 8% at Family Heritage.

•	1.1 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY
Quarter End
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	March 31,			March 31,
	2017	2016	% Chg.	2017	2016	% Chg.
Insurance underwriting income(1)	$1.23	$1.21	2	$148.6	$149.4	(1)
Excess investment income(1)	0.49	0.44	11	59.3	54.7	8
Parent company expense	(0.02)	(0.02)		(2.2)	(2.0)
Income tax	(0.56)	(0.54)	4	(67.1)	(66.2)	1
Stock option benefit (expense), net of tax	—	(0.02)		0.1	(2.5)
Net operating income from continuing operations	$1.15	$1.08	6	$138.7	$133.4	4
Net operating income from discontinued operations	—	0.02		—	2.0
Net operating income	$1.15	$1.10		$138.7	$135.4

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments	(0.01)	—		(1.5)	0.2
Part D adjustments—discontinued operations(2)	(0.03)	(0.09)		(3.6)	(11.5)
Net income(3)	$1.11	$1.01		$133.5	$124.0

Weighted average diluted shares outstanding (000)	120,430	123,313

(1) Definitions included within the document.
(2) Under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark deferred excess benefits incurred in earlier interim periods to later periods in 2016 in order to more closely match the benefit cost with the associated revenue. These reconciling items also include post-sale adjustments.
(3) A GAAP-basis consolidated statement of operations is included in the appendix of this report.
Note: Tables in this news release may not sum due to rounding.

FINANCIAL SUMMARY, CON'T
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates on the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	March 31,
	2017	2016
Net income as a ROE(1)	11.5%	11.7%
Net operating income as a ROE(1) (excluding net unrealized gains on fixed maturities)	14.2%	14.5%

Shareholders' equity	$4,745	$4,392
Impact of adjustment to exclude net unrealized gains on fixed maturities	(820)	(624)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$3,925	$3,768

Book value per share	$39.61	$35.72
Impact of adjustment to exclude net unrealized gains on fixed maturities	(6.84)	(5.07)
Book value per share, excluding net unrealized gains on fixed maturities	$32.77	$30.65
(1) Calculated using average shareholders' equity for the measurement period.
Note: Net unrealized gains on fixed maturities referred to above are net of tax.

CONTINUING INSURANCE OPERATIONS – comparing the first quarter 2017 with first quarter 2016:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 27% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance increased 2% and net health sales increased 6%.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions, except per share data)
(unaudited)

	Quarter Ended		% Chg.
	March 31, 2017	March 31, 2016
Life insurance	$575.8	$544.2	6
Health insurance	244.8	235.7	4
Total	$820.6	$779.9	5

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	March 31, 2017		March 31, 2016
Insurance underwriting margins:
Life	$144.1	25	$144.3	27	—
Health	53.4	22	51.5	22	4
Annuity	2.6		1.6
	200.1		197.4		1
Other income	0.5		0.5
Administrative expenses	(51.9)		(48.5)		7
Insurance underwriting income	$148.6		$149.4		(1)
Per share	$1.23		$1.21		2

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($86 million), on premium revenue of $263 million. Life premiums of $241 million were up 9% and life insurance underwriting margin of $76 million was up 10%. As a percentage of life premium, life underwriting margin was 32%, up from 31% and the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 6,713, up 8% from a year ago, but down 2% from the previous quarter. The producing agent count at the end of the first quarter was 6,768. Net life sales were $53 million, up 6%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($33 million), on premium revenue of $229 million. Life premiums of $210 million were up 5% and the life underwriting margin was $29 million, down 21%. As a percentage of life premium, life underwriting margin was 14%, down from 19%. Net life sales were $39 million, down 6% from the year-ago quarter. Net health sales decreased from $1.6 million to $1.5 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($30 million), on premium revenue of $119 million. Life premiums of $69 million were up 1% from the year-ago quarter and life underwriting margin was $19 million, up 1%. As a percentage of life premium, life underwriting margin was 27%, the same as the year-ago quarter. Net life sales were $11 million, up 16%.

LNL Agency was Torchmark's third leading contributor to health underwriting margin ($12 million), on health premiums of $51 million. Health underwriting margin as a percentage of health premium was 23%, up from 22%. Net health sales were $4 million, down 8% from the year-ago quarter.

LNL Agency’s average producing agent count during the quarter was 1,820, up 18% over a year ago, and up 2% from the previous quarter. The producing agent count at the end of the first quarter was 1,953.

Family Heritage Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million) on health premiums of $62 million. Health underwriting margin as a percentage of health premium was 21%, the same as a year ago. The average producing agent count during the quarter was 894, up 8% from a year ago, but down 6% from the previous quarter. The producing agent count at the end of the first quarter was 980. Net health sales were $13 million, up 26% from the year-ago quarter.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($15 million), on health premiums of $92 million. Health underwriting margin as a percentage of premium was 16%, down from 18%. Net health sales were $11 million, down 5%.

Administrative Expenses were $52 million, up 7% from the year-ago quarter. The ratio of administrative expenses to premium for continuing operations was approximately 6.3% and in line with expectations, compared to 6.2% for the year-ago quarter.

Note: Net sales (health and life), a statistical performance measure, is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	March 31,
	2017	2016	% Chg.
Net investment income	$208.3	$197.1	6
Required interest:
Interest on net policy liabilities(1)	(128.3)	(123.0)	4
Interest on debt	(20.7)	(19.4)	7
Total required interest	(149.0)	(142.4)	5
Excess investment income	$59.3	$54.7	8
Per share	$0.49	$0.44	11
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

Net investment income increased 6%, while average invested assets increased 8%. Required interest on net policy liabilities increased 4%, in line with a similar increase in average net policy liabilities. Interest expense on debt increased by 7%. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at March 31, 2017 is as follows:

	Invested Assets (dollar amounts in millions) (unaudited)
	$	% of Total
Fixed maturities (at amortized cost)	$14,602	96%
Policy loans	511	3
Other long-term investments	53	—
Short-term investments	121	1
Total	$15,287	100%

Fixed maturities at amortized cost by asset class as of March 31, 2017 are as follows:

	Fixed Maturities (dollar amounts in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$11,872	$576	$12,448
Redeemable preferred stock:
U.S.	271	74	345
Foreign	55	—	55
Municipal	1,184	1	1,184
Government-sponsored enterprises	307	—	307
Government and agencies	98	—	98
Collateralized debt obligations	—	60	60
Residential mortgage-backed securities	4	—	4
Other asset-backed securities	102	—	102
Total	$13,892	$711	$14,602

The market value of Torchmark’s fixed maturity portfolio was $15.9 billion, $1.3 billion higher than amortized cost of $14.6 billion. The $1.3 billion of net unrealized gains compares to $1.1 billion at December 31, 2016. Net unrealized gains were comprised of gross unrealized gains of $1.4 billion and gross unrealized losses of $160 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.70% during the first quarter of 2017, compared to 5.83% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $522 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	March 31,
	2017	2016
Average annual effective yield	4.9%	5.0%
Average rating	BBB+	BBB+
Average life (in years) to:
Next call	22.2	25.6
Maturity	23.2	25.9

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.1 million shares of Torchmark Corporation common stock at a total cost of $82 million for an average share price of $76.18.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies is sufficient to support current operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2017:

Torchmark projects that net operating income from continuing operations per share will be in a range of $4.63 to $4.77 for the year ending December 31, 2017.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2016, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2017 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, April 20, 2017. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in millions except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Life premium	$576	$544
Health premium	245	236
Other premium	—	—
Total premium	821	780
Net investment income	208	197
Realized investment gains (losses)	(6)	—
Other income	—	—
Total revenue	1,024	978

Benefits and expenses:
Life policyholder benefits	391	363
Health policyholder benefits	158	153
Other policyholder benefits	9	9
Total policyholder benefits	558	525
Amortization of deferred acquisition costs	126	119
Commissions, premium taxes, and non-deferred acquisition costs	65	62
Other operating expense	62	57
Interest expense	21	19
Total benefits and expenses	832	782

Income before income taxes	192	195
Income taxes	(55)	(62)
Income from continuing operations	137	134

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(4)	(10)
Net income	$134	$124

Basic net income per share:
Continuing operations	$1.16	$1.10
Discontinued operations	(0.03)	(0.08)
Total basic net income per common share	$1.13	$1.02

Diluted net income per share:
Continuing operations	$1.14	$1.08
Discontinued operations	(0.03)	(0.07)
Total diluted net income per common share	$1.11	$1.01

Dividends declared per common share	$0.15	$0.14